EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 29, 2016 with respect to the consolidated financial statements of Canterbury Park Holding Corporation (the “Company”) which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Wipfli LLP

Minneapolis, Minnesota

April 21, 2016